Exhibit 10.2
STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
AMEDED AND RESTATED AUGUST 2, 2006
RESTRICTED STOCK AWARD
LEGAL AWARD AGREEMENT
(THIS GRANT IS PURSUANT TO THE
2004 LONG-TERM INCENTIVE COMPENSATION PLAN)
     This Amended and Restated Restricted Stock Award Agreement (the “Agreement”), is made as of August 2, 2006, by and between Starwood Hotels & Resorts Worldwide, Inc., a corporation organized under the laws of Maryland (the “Company”), and the individual (the “Participant”) named in the Award Notification (the “Award Notification”) dated as of February 7, 2006. References to employment by the Company shall include employment by a subsidiary or affiliate of the Company. Capitalized terms not defined herein shall have the meanings specified in the Plan.
WITNESSETH
     WHEREAS, Pursuant to the provisions of the Starwood Hotels & Resorts Worldwide, Inc. 2004 Long-Term Incentive Compensation Plan (the “Plan”), the Participant was granted, as of February 7, 2006 (the “Grant Date”), a Restricted Stock Award (the “Award”) of                      Shares, upon and subject to the terms and conditions set forth below.
1. Award Subject to Acceptance of Agreement. The Award shall be accepted by the Participant unless the Participant notifies the Company in writing by the date specified in the Award Notification. If the Participant chooses not to accept the Grant Agreement, the grant will be immediately cancelled.
2. Rights as a Stockholder.
     (a) Voting. During the Restriction Period (as defined in Section 4), the Participant shall have the right to vote the Restricted Stock.
     (b) Dividends and Other Distributions. If any dividends are paid or other distributions are made on the Company’s Shares, such dividends and other distributions shall be paid in the same proportion on the Restricted Stock to the Company for the account of the Participant and paid to the Participant, without interest, when the Restricted Stock vests (subject to the remaining provisions of this Section 2(b)). The Participant will forfeit automatically any dividends and other distributions held by the Company for the account of the Participant if – (i) the Restricted Stock is forfeited, (ii) the Award is cancelled, or (iii) upon vesting of the Restricted Stock, the Participant is subject to the 24-Month Rule (as defined below) and fails to satisfy it. In the case of a Participant whose Restricted Stock vests under Section 4(c) below, any dividends or other distributions credited to the account of the Participant for a year that the Participant is or was required to file a United States income tax return shall not vest or be paid on the vesting of the Restricted Stock but rather shall vest and become payable to the Participant only if he completes a 24-month period of continuous employment following the Grant Date (the “24-Month Rule”). Dividends or other distributions that vest under the 24-Month Rule shall be paid to the Participant either in – (i) the calendar year in which they vest or are credited to the Participant, whichever is later, or (ii) within the first 2 1/2 months of the following calendar year.
2006 Restricted Stock Grant

3. Custody of Certificates Representing Restricted Stock. The Company shall hold the certificate or certificates representing the Restricted Stock until the Award vests in accordance with Section 4.
4. Restriction Period and Vesting.
     (a) In General. The Award shall vest – (i) as set forth in the Award Notification, or (ii) earlier pursuant to subsection (b), (c) or (e) below. The period of time from the Grant Date until the Award vests is referred to as the “Restriction Period.” If portions of the Award vest at different times, the Restriction Period shall be determined separately for each such portion.
     (b) Disability or Death. If the Participant’s employment by the Company terminates by reason of Disability or death, the Restricted Stock shall become fully vested on the date of the Participant’s termination of employment.
     (c) Retirement. In the case of a Participant who is or becomes eligible for Retirement during the Restriction Period that would otherwise apply, 100% of the Award will immediately vest when the Participant completes the “Qualifying Service Period,” which is a period of continuous employment extending from the Grant Date until the later of – (i) 18 months after the Grant Date, or (ii) the first day the Participant is currently eligible for Retirement. If during the Restriction Period that would otherwise apply (i.e., without regard to this Section 4(c)), the Participant accepts any employment, assignment, position or responsibility, or acquires any ownership interest (other than holding and making investments in common equity securities of any corporation, limited partnership or other entity that has its common equity securities traded in a generally recognized market, provided such equity interest does not exceed 5% of the outstanding shares or equity interests in such corporation, limited partnership or other entity), which involves the Participant’s participation in a hotel and leisure company engaged in the operation of owned hotels, management of hotels, franchising hotels, development and operation of vacation ownership resorts or the marketing and selling of vacation ownership interests, then the Participant shall be obligated to return immediately to the Company any Restricted Stock that vested under this Section 4(c) but that would not have vested under the vesting schedule in the Award Notification, in each such case (A) in a state within 500 miles of the Participant’s last (or immediately prior) worksite for the Company, (B) in the country in which the Participant worked for the Company, (C) in such country and any other country in which the Company does any of the enumerated acts, or (D) in any country of the world, unless otherwise determined by the Committee. To the extent the Participant no longer holds shares that are required to be returned to the Company, the Participant shall pay immediately to the Company the fair market value of such shares on their vesting date. If the Participant dies prior to the vesting of the entire Award following termination of employment by reason of Retirement, the Award shall become fully vested on the date of death.
     (d) Other Termination. If the Participant’s employment by the Company terminates for any reason other than Disability, Retirement after completing the Qualifying Service Period or death, the Participant shall forfeit automatically the portion of the Award that is not vested as of the effective date of the Participant’s termination of employment and such portion shall be cancelled by the Company.
2006 Restricted Stock Grant

     (e) Change in Control. In the event of a Change in Control, unless otherwise prohibited under applicable laws or by the rules and regulations of any governmental agency or national securities exchange on which the Shares are traded, the Award shall become immediately fully vested. The Committee shall determine whether a Change in Control has occurred and such determination shall be conclusive and binding upon the Company and the Grantee.
5. Additional Terms and Conditions.
5.1. Nontransferability of Award. Restricted Stock shall not be transferable except by will or the laws of descent and distribution.
5.2. Required Tax Payments and Withholding Shares. As a condition precedent to the delivery of any Shares at the expiration of the Restriction Period, the Participant shall pay to the Company all applicable federal, state, local or other taxes, domestic or foreign, (the “Required Tax Payments”). Unless other arrangements are made with the consent of the Company, all Required Tax Payments will be satisfied by the Company withholding Shares otherwise to be delivered to the Participant. The Company shall withhold the whole number of shares sufficient to make the Required Tax Payments and shall make a cash payment to the Participant for the difference between the Fair Market Value of the Shares withheld, on the date the tax is determined, and the Required Tax Payment.
5.3. Compliance with Applicable Laws. If the listing, registration or qualification of the Restricted Stock upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary in connection with the vesting or delivery of Shares hereunder, the Restricted Stock shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval. As a further condition precedent to the delivery of any Shares upon the expiration of the Restriction Period, the Participant shall comply with all regulations and requirements of any applicable regulatory authority and shall execute any documents that the Company shall in its sole discretion deem necessary or advisable.
5.4. Delivery of Certificates. Upon the expiration of the Restriction Period and payment of the Required Tax Payments, unless the Company otherwise agrees, the Company shall cause its designated broker to credit an account for Participant with the appropriate number of Shares. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery.
5.5. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance with the Plan. The Participant acknowledges receipt of a copy of the Plan.
6. Miscellaneous Provisions.
6.1. Meaning of Certain Terms. As used herein, the term “vest” shall mean no longer subject to forfeiture (but a vested Award shall be subject to recovery under Section 4(c)). References in this Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.
2006 Restricted Stock Grant

6.2. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Plan.
6.3. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Company or its designated representative at corporate headquarters in White Plains, New York, Attention: Human Resources, and if to the Participant, to the address set forth for the Participant on the records of the Company or to the Participant’s e-mail or other electronic address with the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing by (a) personal delivery, (b) facsimile with confirmation of receipt, (c) e-mail or other electronic transmission to the Participant, (d) mailing in the United States mails, or (e) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, confirmation of receipt of facsimile transmission, one day after sending an e-mail or other electronic transmission to the Participant, or receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
6.4. Reform by Court or Severability. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed (or otherwise revised or narrowed) so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.
6.5. Section 409A. This Grant Agreement shall be interpreted and applied so that the Participant’s Restricted Stock Award will not be subject to Code Section 409A. If notwithstanding the preceding sentence, the Participant’s Restricted Stock or rights to payment of dividends and other distributions becomes subject to Code Section 409A, then the specified time of payment of the Restricted Stock, dividends and any other distributions for purposes of Code Section 409A shall be the calendar year in which the short-term deferral period expires with respect to whichever of these is at issue (but payment may be made by such later time as may be permitted by Code Section 409A under the circumstances). In addition, in this case, to the extent necessary to comply with Code Section 409A, the definition of change in control that applies under Code Section 409A shall apply under this Agreement to the extent that it is more restrictive than the definition of Change in Control that would otherwise apply. Also in this case, this Grant Agreement shall be interpreted and applied as if it contained any other provision that it is required to contain to achieve compliance with Code Section 409A in the least restrictive manner possible.
6.6. Governing Law. Subject to the next sentence, this Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be construed in accordance with and governed by the laws of the State of Maryland (or such other state as may apply under the Plan) without giving effect to conflicts of laws principles. However, the enforceability of the provisions of Section 4.2 shall be determined and governed by the laws of the State of New York without giving effect to conflicts of laws principles.
2006 Restricted Stock Grant

6.7. Personal Data. By accepting the Award, Participant has voluntarily consented to the collection, use, processing and transfer of personal data about Participant, including Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, details of the Award for the purpose of managing and administering the Plan (“Data”). Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Company in the implementation, administration and management of the Plan, including the transfer of data within and outside of the participant’s country of residence.

Starwood Hotels & Resorts Worldwide, Inc.

Michelle Crosby, SVP, Human Resources
2006 Restricted Stock Grant

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